Exhibit 10.38

WILLIAMS–SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

STOCK-SETTLED STOCK APPRECIATION RIGHT AWARD AGREEMENT

Name: Howard Lester	Employee ID: 20031

Grant Date: 11/07/2008	Per Share Exercise Price: $8.56

Number of SSARs: 425,000	Vesting: 25%/Year over 4 years. Vests on each anniversary of the grant date.

1.

Award. Williams-Sonoma, Inc. (the “Company”), has awarded you the number of Stock-Settled Stock Appreciation Rights (“SSARs”) indicated above. Each SSAR entitles you to purchase one share of Common Stock of the Company, at the per share exercise price set forth above, subject to the terms and conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Award Agreement. Prior to the distribution of any shares hereunder, this Award represents an unsecured obligation, payable only from the general assets of the Company.

2.

Term, Vesting and Exercise of SSAR. The term of this SSAR commences on 11/07/2008 and ends on 11/07/2018, provided that you remain continuously employed by the Company or a Subsidiary. In no event may this SSAR be exercised later than 11/07/2018. This SSAR shall become vested and exercisable in 25% increments on each anniversary of the grant date (11/07/2008), so as to be 100% vested and exercisable on the fourth anniversary of the grant date, subject to your continued service either as an employee or as a Non-employee Director of the Company or a Subsidiary (“Service”) on each vesting date. If your employment with the Company or a Subsidiary terminates, the SSAR may be exercised only as described in paragraph 3 below. While you are alive, the SSAR may be exercised only by you or your legal representative.

To exercise all or part of the SSAR you must deliver a “Notice of Exercise,” in such form as the Company authorizes. You shall not have any rights as a stockholder with respect to the shares of Common Stock subject to the SSAR until you have exercised the SSAR for such shares.

Upon exercise, the number of shares of Stock issued will be net of (i) shares with a Fair Market Value equal to the aggregate exercise price of the exercised shares, and (ii) shares withheld by the Company to satisfy the minimum statutorily required tax withholding obligations. The remaining shares of Stock will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator. If at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate.

3.	Termination and Certain Transactions

If your Service to the Company or a Subsidiary terminates by the Company or a Subsidiary, all then unvested SSARs awarded hereby shall immediately terminate without notice to you and shall be forfeited. In such event, you shall have ninety (90) days following your employment termination (or if less, the original SSAR term) to exercise any vested SSARs, after which date the SSARs shall immediately terminate without notice to you and shall be forfeited. Notwithstanding the foregoing, if you cease to be employed by the Company or its Subsidiaries by reason of your death, or if you die within the thirty (30) day period after the you cease to be employed by the Company or its Subsidiaries, any of your vested SSARs hereunder may be exercised by your estate, personal representative or beneficiary who has acquired the SSARs by will or by the laws of descent and distribution, at any time prior to the earlier of the original SSAR term or one hundred eighty (180) days from the date of your death. Additionally, if you cease to be employed by the Company or the Company’s Subsidiaries by reason of your Disability, you shall have the right to exercise any SSARs hereunder that were vested on your employment termination date at any time prior to the earlier of the original SSAR term or one hundred eighty (180) days from the date your employment terminates.

4.

Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable hereunder a number of shares necessary to satisfy the minimum statutorily required tax withholding obligations. Shares will be valued at their Fair Market Value when the taxable event occurs.

5.	Nontransferable. You may not sell, assign, pledge, encumber or otherwise transfer any interest in the SSARs.

6.

Other Restrictions. The issuance of Common Stock hereunder is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock hereunder to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

7.

Additional Provisions. This Award is subject to the provisions of the Plan. Capitalized terms not defined in this Award are used as defined in the Plan. If the Plan and this Award are inconsistent, the provisions of the Plan will govern. The Plan and this Award represent the entire agreement of you and the Company with respect to this Award and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to this Award and may not be modified except by means of a written agreement between the Company and you. Interpretations of the Plan and this Award by the Committee are binding on you and the Company.

8.

No Employment Agreement. Neither the award to you of the SSAR nor the delivery to you of this Award Agreement or any other document relating to the SSARs will confer on you the right to continued employment with the Company or any Subsidiary.

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